Exhibit 10.1

DANA TRANSFORMATION AWARD AGREEMENT

PURSUANT TO THE

DANA INCORPORATED 2021 OMNIBUS INCENTIVE PLAN

This Dana Transformation Award Agreement (this “Agreement”) is made as of the [ ] day of _____, 2026 (the “Grant Date”) by and between DANA INCORPORATED, a Delaware corporation (the “Company”), and [NAME] (the “Participant”).

WHEREAS, the Company sponsors and maintains the Dana Incorporated 2021 Omnibus Incentive Plan (the “Incentive Plan”);

WHEREAS, the Company desires to encourage the Participant to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company;

WHEREAS, to provide that incentive, the Company awarded the Participant the number of performance-vested restricted stock units (singular “PSU” and plural “PSUs”) shown below at target-level achievement, related to the common stock of the Company, $0.10 par value per share (“Common Stock”), subject to the terms and conditions of this Agreement set forth herein;

WHEREAS, the PSUs are subject to the Company’s attainment of the performance requirements set forth in Section 3 of this Agreement and the Participant’s ongoing employment by the Company on each applicable vesting date set forth in Section 4 of this Agreement, except as otherwise provided herein;

WHEREAS, the Company and the Participant desire to evidence the award of the PSUs and the terms and conditions applicable thereto in this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Incentive Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the Company and the Participant agree as follows:

1. Grant of PSUs. The Company hereby grants to the Participant a target amount of [Quantity Granted] PSUs (subject to adjustment as provided in Section 13 of the Incentive Plan) as of the Grant Date. The target amount of PSUs represents the right to receive an equivalent number of shares of Common Stock (“Shares”) upon the achievement of the Performance Goals referenced in Section 3 below, and continued employment requirements referenced in Section 4 below, subject to the terms and conditions set forth in this Agreement and the Incentive Plan. The actual number of Shares in respect of the PSUs that become earned shall be determined based on the level of achievement of the Performance Goals, as determined by the Committee in accordance with Section 3 below (or Section 8(a), upon a Change in Control), except as otherwise provided herein.

2. Performance Period. The overall Performance Period for the PSUs shall be the period commencing on January 1, 2026 and ending on December 31, 2029.

3. Earned PSUs Based on Performance Goals.

(a) The PSUs may be earned based on the attainment of specified Share price goals measured based on the average Fair Market Value of the Common Stock during any twenty (20) consecutive trading days (each a “Measurement Period”) within the Performance Period as described below (except as otherwise provided in Section 8(a) below upon a Change in Control) (each a “Share Price Performance Goal” and collectively the “Performance Goals”), representing a substantial increase in the Fair Market Value of the Common Stock as of the Grant Date. Any earned PSUs shall become vested subject to the Participant’s continuous employment with the Company on the Vesting Dates set forth in Section 4 of this Agreement, except as otherwise provided in Section 5 of this Agreement. If prior to the expiration of the Performance Period, the Performance Goals are not achieved at any level, no PSUs shall be considered earned, and the PSUs shall be forfeited on December 31, 2029 for no consideration.

(b) The number of PSUs that become earned under this Agreement shall be determined in accordance with the schedule on Appendix A based on the attainment of a Share Price Performance Goal during each Measurement Period within the Performance Period calculated in accordance with the methodology set forth on Appendix A.

(c) During the Performance Period at such times as the Committee may decide and on or as soon as administratively practicable following the end of the Performance Period, the Committee shall certify the extent to which the PSUs have been earned during the Performance Period. Upon certification by the Committee of the earned PSUs based on the attainment of a Share Price Performance Goal, such earned PSUs shall be fixed subject to increase based on the achievement of a Share Price Performance Goal at a higher level during a subsequent Measurement Period, but not decrease (other than due to the application of the Maximum Dollar Value or the Stock Price Floor (as such terms are defined in Appendix A)) and eligible to vest based on the service-based vesting requirement as set forth in Section 4.

4. Service-Based Vesting. Except as otherwise provided in Section 5 and subject to the Maximum Dollar Value limitation and the Stock Price Floor, the Participant shall vest in the earned PSUs subject to this Agreement, one-half on each of December 31, 2029 and December 31, 2030 (each a “Vesting Date”), subject to the Participant’s continued employment on the Vesting Date.

5. Termination of Service Prior to December 31, 2030. Except as otherwise provided in this Section 5, if, prior to December 31, 2030, the Participant experiences a termination of service or a termination of employment with the Company (“Termination of Service”), whether initiated by the Company or the Participant and for any reason, all rights of the Participant to the PSUs that have not vested shall terminate immediately and be forfeited in their entirety without compensation to the Participant, without regard to performance during any Measurement Period, and the forfeited PSUs shall be canceled.

(a) Termination of Service by the Company Without Cause Prior to a Change in Control. If, prior to December 31, 2030 and a Change in Control, the Participant experiences a Termination of Service due to the Participant’s termination by the Company without Cause (as defined in Appendix B hereto), then the PSUs earned by the Participant (determined as of the date of such Termination of Service, with the application of the Maximum Dollar Limitation and the Stock Price Floor) but not yet vested shall become immediately vested as of the date of such Termination of Service, and the Shares with respect thereto to the extent not yet delivered shall be delivered on the Scheduled Settlement Dates specified in Section 6(a); provided, however, that the number of Shares delivered pursuant to this Section 5(a) shall be prorated based on a fraction, the numerator of which is equal to the number of months the Participant was employed by the Company during the period commencing on January 1, 2026, through the end of December 31, 2030 (including any month during which the Participant remained employed by the Company for at least fifteen (15) days), and the denominator of which is sixty (60) (such fraction, the “Proration Fraction”).

(b) Termination of Service Due to Death Prior to a Change in Control. If prior to December 31, 2030 and a Change in Control, the Participant experiences a Termination of Service due to the Participant’s death, then the PSUs earned by the Participant (determined as of the date of such Termination of Service, with the application of the Maximum Dollar Limitation but not the Stock Price Floor) but not yet vested shall become immediately vested as of the date of such Termination of Service, and the Shares with respect thereto to the extent not yet delivered shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service.

(c) Disability Prior to a Change in Control. If prior to December 31, 2030 and a Change in Control, the Participant incurs a Disability (as defined in Appendix B), then the PSUs earned by the Participant (determined as of the date of such Disability, with the application of the Maximum Dollar Limitation but not the Stock Price Floor) but not yet vested shall become immediately vested as of the date of such Disability, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Disability.

(d) Termination of Service Due to Retirement Prior to a Change in Control. If, prior to December 31, 2030 and a Change in Control, the Participant experiences a Termination of Service due to the Participant’s Retirement (as defined in Appendix B), then the PSUs shall remain outstanding and eligible to be earned on a prorated basis, in each case as set forth in this Section 5(d). If the Termination of Service occurs (A) prior to December 31, 2029, the PSUs shall remain outstanding and the number of earned Shares shall equal the number of Shares underlying the PSUs that are determined by the Committee to be earned through the end of the Performance Period or (B) after December 31, 2029 but prior to December 31, 2030, the number of earned Shares shall equal the number of Shares underlying the PSUs that were determined by the Committee to have been earned as of the end of the Performance Period, in each case, except as set forth in Section 8(a), with the application of the Maximum Dollar Limitation and the Stock Price Floor; provided that, in each instance, the number of earned Shares (that have not vested prior to the Termination of Service) shall be prorated based on the Proration Fraction, and the Shares with respect thereto shall be delivered on the Scheduled Settlement Dates specified in Section 6(a).

(e) Disability and Certain Terminations Following a Change in Control. If, following a Change in Control but prior to December 31, 2030, the Participant experiences a Termination of Service by the Company without Cause or due to the Participant’s death, Disability or Retirement, then, in each case, any Replacement Award (as defined in Section 8 below) granted in respect of the PSUs (for the avoidance of doubt, with the number of Shares subject to the PSUs to equal the number of Shares determined to be earned in accordance with Section 8(a) below and without proration) shall vest in full immediately upon the date of such Termination of Service and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of the Participant’s Termination of Service, as applicable, subject to any required delay under Section 12 below. Notwithstanding the foregoing, if (A) such Change in Control is not a Section 409A CIC or the Termination of Service due to Retirement occurs after the second anniversary of such Change in Control and (B) the Participant is (or prior to January 1, 2030 would be) Retirement eligible (without regard to any consent requirement), any such undelivered Shares as of the date of Termination of Service due to Retirement shall be delivered on the Scheduled Settlement Dates specified in Section 6(a).

6. Settlement of the Earned and Vested PSUs.

(a) General. As soon as reasonably practicable following the Committee’s determinations at the completion of the Performance Period pursuant to Section 3(c) above (and in no event later than the first to occur of the date that is thirty (30) days following the date of such determination and March 15, 2030), (such settlement date, the “Initial Scheduled Settlement Date”) and as soon as practical and in no event later than thirty (30) days following the second Vesting Date (such settlement date, the “Second Scheduled Settlement Date,” together with the Initial Scheduled Settlement Date, the “Scheduled Settlement Dates”) or at the time specified in Section 5 and subject to Section 12 below, the vested and earned portion of the PSUs shall be settled by the issuance of Shares. If a Replacement Award is provided in connection with a Change in Control and is not previously fully settled or forfeited as provided herein, the Replacement Award shall be settled as soon as practical (and in no event later than thirty (30) days) following the applicable Scheduled Settlement Dates. For the avoidance of doubt, if a Replacement Award is not provided in connection with a Change in Control the earned PSUs (as determined in accordance with Section 8(a)) shall be settled as soon as practicable (and in no event later than ten (10) days) following the Change in Control; provided that, notwithstanding the foregoing, any Shares in respect of PSUs that constitute nonqualified deferred compensation subject to Section 409A shall be delivered at the earliest practicable date permitted by Section 409A that does not result in the imposition of tax penalties under Section 409A (taking into account the immediately following sentence and the payment timing rules of Section 5(e) that would apply to a Replacement Award). Nothing herein shall preclude the Company from settling the PSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(4)(ix)(B).

(b) Method of Delivery. In settlement of the earned and vested PSUs, the Company shall deliver, or cause to be delivered to the Participant, Shares in the form of a certificate or proof of ownership in an aggregate amount equal to the number of Shares deliverable to the Participant in respect of the PSUs vesting on such date, unless the Company is using book-entry, in which case, the Company shall credit such Shares to the Participant’s account. In any case, such Shares shall not be subject to transfer restrictions and shall not bear any legend or electronic notation limiting transferability. Upon payment or crediting of such Shares, the earned and vested

PSUs shall be deemed fully settled and the Participant shall have no further rights in respect of such PSUs. No fractional Share shall be issued and any fractional earned and vested PSU shall be rounded down to the nearest whole number, other than following a Change in Control, in which case the rules applicable to fractional Shares under the transaction agreement shall govern.

7. Rights as a Stockholder. Until the issuance of the Shares in respect of earned and vested PSUs (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote, receive dividends or any other rights as a holder of Common Stock shall exist with respect to the PSUs. From and after the Grant Date, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Participant will be entitled to a number of additional PSUs (rounded down to the nearest whole number) determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Share on such date and (B) the total number of PSUs (including PSUs attributable to prior dividend equivalents) previously credited to the Participant as of such date, by (ii) the Market Value per Share on such date. Such dividend equivalents (if any) will be subject to the same terms and conditions and will be settled or forfeited in the same manner and at the same time as the PSUs to which the dividend equivalents were credited.

8. Change in Control.

(a) Determination of the Performance Goals. If a Change in Control occurs prior to the completion of the Performance Period, with respect to PSUs that are outstanding and remain unearned as of the date of such Change in Control, the Performance Goals shall be deemed earned, as of immediately prior to the date of the Change in Control, at the greater of (i) achievement of the Performance Goals based on the price of a share of the Company’s Common Stock upon a Change in Control or (ii) the highest level of achievement of the Performance Goals, as determined by the Committee prior to the Change in Control, based on performance through the latest date preceding the Change in Control, and the number of Shares subject to the PSUs shall be fixed based on such determination, which determination shall be made without application of the Maximum Dollar Value limitation or the Stock Price Floor (including, for the avoidance of doubt, in respect of any PSUs that remained outstanding following a Participant’s Termination of Service due to Retirement).

(b) Vesting. If a Change in Control occurs prior to December 31, 2030, the PSUs (if and to the extent not previously forfeited) that are earned at the level set forth in Section 3 or Section 8(a), as applicable, shall vest effective as of such Change in Control, except to the extent that another award meeting the requirements of Section 14 of the Incentive Plan (as determined by the Committee as of immediately prior to the Change in Control, in its sole discretion) is provided to the Participant to replace the earned PSUs (any award meeting the requirements of Section 14 of the Incentive Plan, a “Replacement Award”). From and after the Change in Control, any such Replacement Award shall vest solely based on the Participant’s service through the Vesting Dates, subject to accelerated vesting on certain terminations of employment as set forth in Section 5(e) above. Notwithstanding the foregoing provisions of this Section 8(b), if the Participant has incurred a Termination of Service due to Retirement prior to the Change in Control, the Proration Fraction shall apply to the PSUs that are determined to be earned under Section 8(a) above, and any Replacement Award delivered in respect thereof shall be fully vested and the Shares with respect thereto shall be delivered on the Scheduled Settlement Dates specified in Section 6(a). If Replacement Awards are provided, from and after the Change in Control, references herein to the PSUs shall refer to the Replacement Awards, and references to the Company include any surviving successor entity following the Change in Control, in each case unless the context clearly indicates otherwise. For the avoidance of doubt, with respect to any Participant who incurs a Termination of Service by the Company without Cause or due to the Participant’s death, Disability or Retirement, in each case, prior to a Change in Control, such Participant’s PSUs shall be settled in accordance with Sections 5(a)-(d), as applicable.

9. Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant or subject to any applicable tax for federal income tax purposes with respect to any PSUs, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant may direct the Company to deduct any such taxes from any payment otherwise due to the Participant, including the delivery of Shares that gives rise to the withholding requirement. The Company’s obligation to deliver the Shares underlying the PSUs (or to make a book-entry or other electronic notation indicating ownership of the Shares) is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding.

10. No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon the Participant any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company, or any of its direct or indirect subsidiaries, to terminate his or her employment or other relationship, at any time. Income realized by the Participant pursuant to this Agreement shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible, unless otherwise specifically provided for in such plan.

11. Participant Representations. In connection with the grant of the PSUs, the Participant represents the following:

(a) The Participant has, if and to the extent deemed necessary or advisable in the judgment of the Participant, reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby.

(b) The Participant is relying solely on such advisors, if any, and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

(c) The Participant has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.

12. Section 409A. This Agreement and the PSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to PSUs that are subject to Section 409A of the Code, notwithstanding anything to the contrary, the Incentive Plan and this Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms, such as Change in Control, to PSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of Shares) under the PSUs that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Service), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable by reason of the Participant’s Separation from Service during the six (6)-month period immediately following such Separation from Service shall instead be paid or provided on the earlier to occur of (i) the first business day following the date that is six (6) months following the Participant’s Separation from Service and (ii) the date of the Participant’s death.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement, nor any rights hereunder, shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c) Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement, including, without limitation, the terms of any employment or change of control agreement to which the Participant is a party, except with respect to the definitions of “Cause” and “Disability” as may be set forth in any such Individual Agreement that becomes applicable on a Change in Control, which definitions shall apply to the PSUs from and after such Change in Control. This Agreement may not be amended or modified without the written consent of the Company and the Participant.

(d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be taken to be an original and all of which together shall constitute one document.

(e) Compliance with Corporate Policies. No delivery of Shares shall be made under this Agreement or in respect of the PSUs, unless the Participant has fully complied with all policies of the Company, applicable to employees, including, but not limited to, the Company’s Corporate Guidelines for Business Conduct and Ethics.

14. Clawback. The Participant acknowledges and agrees that PSUs granted hereunder and the Shares received in respect thereof shall be subject to the clawback provisions set forth in the Company’s clawback policy (the “Clawback Policy”), as it may be amended from time to time, and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and the Participant shall pay any forfeiture amount required by the Clawback Policy, or any other amount as required by the terms of any such policy or applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DANA INCORPORATED

By:
	Name:	Doug Liedberg
	Title:	Senior Vice President, Chief Legal and Human Resources Officer, Corporate Secretary

Appendix A

Average Share Price Performance Goals and Payout Percentages

Column A Average Share Price	Column B Payout % at Target	Column C # of Shares Earned
If the Average Share Price is below $35	[0%]	[0	]
$35.00	50%	[	•]
$37.50	75%	[	•]
$40.00	100%	[	•]
$42.50	125%	[	•]
$45.00	150%	[	•]
$47.50	162.5%	[	•]
$50.00	175%	[	•]
$52.50	187.5%	[	•]
$55.00	200%	[	•]
$57.50	225%	[	•]
$60.00	250%	[	•]
$62.50	275%	[	•]
$65.00	300%	[	•]
$70.00	300%	[	•]
$75.00	300%	[	•]
$80.00	300%	[	•]
$85.00	300%	[	•]
$90.00	300%	[	•]
$95.00	300%	[	•]
$100.00	300%	[	•]
$105.00	300%	[	•]
$110.00	300%	[	•]

Calculation Methodology

•	Average Share Price. The Average Share Price is calculated based on the Fair Market Value of a Share on each day of the Measurement Period, divided by twenty (20).

•	Fair Market Value. The “Fair Market Value” means, as of any given date, the closing price of a Share on the New York Stock Exchange.

•

Achievement of Average Share Price Performance Goals. If a Share attains an Average Share Price in Column A during any Measurement Period, the Participant shall earn the number of Shares (rounded up or down to the nearest whole Share) based on the Payout Percentage in Column B (without regard to whether the Fair Market Value of a Share price subsequently

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decreases). There shall be no interpolation between the Average Share Prices and, if after achieving an Average Share Price a higher Average Share Price is achieved, the incremental additional number of Shares in respect of the PSUs shall be earned (i.e., if the $35.00 Average Share Price is achieved and subsequently the $37.50 Average Share Price is Achieved, an additional 25% of the target PSUs shall be earned).

•

Target and Maximum Shares Earned. The target number of Shares (100%) is earned if the Average Share Price in Column A is $40.00 and the maximum number of Shares (300%) is earned if the Average Share Price in Column A is $65.00. For the avoidance of doubt, even if the Average Share Price in Column A is greater than $65.00, the maximum number of Shares shall remain at [•].

•

Maximum Dollar Value. If the Average Share Price in Column A is in excess of $100.00 as of the last day of the final Measurement Period during the Performance Period (or the earlier applicable final Measurement Period, in the case of the events set forth in Sections 5(a) through 5(c)), the maximum number of Shares to be delivered in settlement of earned and vested PSUs shall have a value equal to $[•] (“Maximum Dollar Value”). The maximum number of Shares shall be calculated by dividing $[•] by the Average Share Price through the last day of the final Measurement Period during the Performance Period (or the earlier applicable final Measurement Period, in the case of the events set forth in Sections 5(a) through 5(c)), with 50% of the earned Shares to be delivered on the Initial Scheduled Settlement Date and the remaining 50% of the earned Shares to be delivered on the Second Scheduled Settlement Date. For this purpose, including whether the Maximum Dollar Value has been reached, the Average Share Price of a Share shall be the Average Share Price through the last day of the final Measurement Period during the Performance Period (or the earlier applicable final Measurement Period, in the case of the events set forth in Sections 5(a) through 5(c)).

•

Stock Price Floor. Notwithstanding the forgoing, in the event that the Fair Market Value of a Share as of the end of the Performance Period, is (i) between $20.00 and $24.99, then the maximum number of Shares to be delivered pursuant to this Agreement shall not exceed two-hundred percent (200%) of the target PSUs, (ii) between $15.00 and $19.99, then the maximum number of Shares to be delivered pursuant to this Agreement shall not exceed one-hundred-fifty percent (150%) of the target PSUs or (iii) less than $15.00, then maximum number of Shares to be delivered pursuant to this Agreement shall not exceed one-hundred percent of the target PSUs (collectively, the “Stock Price Floor”); provided that such Stock Price Floor shall be inapplicable in the case of death as set forth in Section 5(a), Disability as set forth in Section 5(b) and from and after a Change in Control that occurs prior to December 31, 2029. For purposes of determining the Fair Market Value of a Share as of the end of the Performance Period for purposes of the Stock Price Floor, the Fair Market Value of a Share shall be the average Fair Market Value of a Share over the final twenty (20) trading days during the period beginning on December 1, 2029 and ending on December 31, 2029.

•

Adjustment Event. In the event of a change in capitalization or other adjustment event contemplated by Section 3(d) of the Incentive Plan, including, for the avoidance of doubt, a special or extraordinary dividend, that impacts the Common Stock and occurs prior to a Change in Control, the Share Price Performance Goals, Payout Percentages and number of Shares Earned, each as set forth in the chart above shall be equitably adjusted as determined by the Committee in its sole discretion to be necessary to preserve the intended purpose of the PSUs.

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Appendix B

“Cause” shall mean: (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with the Company or any Subsidiary; (ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of the Company or any Subsidiary; (iv) the intentional and wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary in violation of an agreement with or a policy of the Company or a Subsidiary; (v) the continued failure to substantially perform your duties for the Company or a Subsidiary; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to announced policies or practices of the Company or any Subsidiary (including, but not limited to, those contained in the Company’s Code of Conduct).

“Disability” shall mean a termination of employment under circumstances that would make you eligible to receive benefits under the Company’s long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

“Retirement” shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least 10 years of service with the Company or a Subsidiary or at or after age 65.

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